UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 3, 2009
COINSTAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22555	94-3156448

(State or other jurisdiction of	(Commission File	(I.R.S. Employer
incorporation)	Number)	Identification No.)
1800 — 114th Avenue SE
BELLEVUE, WA 98004

(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (425) 943-8000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 3, 2009, in connection with John Harvey’s resignation as Chief Financial Officer of Coinstar, Inc. (the “Company”) effective November 9, 2009, the Company’s Board of Directors appointed James A. Blanda as Interim Chief Financial Officer effective November 10, 2009.
Mr. Blanda, age 66, is a partner with Tatum, LLC (“Tatum”), an executive services and consulting firm, which he joined in 2004, and has been providing financial consulting services to the Company under the Tatum Agreement (defined below) since September 29, 2009. Mr. Blanda intends to remain a Tatum partner while serving as Interim Chief Financial Officer of the Company.
Mr. Blanda’s prior experience while at Tatum includes interim corporate controller assignments at Sara Lee Corporation, Telephone and Data Systems, Inc., Navistar International Corporation and Hewitt Associates, Inc. Prior to that, Mr. Blanda was senior vice president, financial services and chief financial officer for the Chicago Stock Exchange from 1998 to 2004 and vice president and corporate controller for Sears, Roebuck and Co. from 1992 to 1998.
Pursuant to the Interim Services Agreement between Tatum and the Company, dated September 24, 2009 (the “Tatum Agreement”), the Company pays Tatum $58,000 per month for the services provided by Mr. Blanda. The Company also pays Tatum an administrative fee equal to 2% of the fees payable for Mr. Blanda’s services. The fees payable to Tatum will increase by 6% per year starting on the first anniversary of the date of the Tatum Agreement. The Company will reimburse Mr. Blanda directly for all reasonable travel and out-of-pocket expenses incurred in connection with the Tatum Agreement.
The Tatum Agreement was effective as of September 28, 2009, and has a minimum term of 90 days. After the minimum term, the Tatum Agreement may be terminated by either party with 30 days’ advance written notice.
The Company is continuing its search for a permanent Chief Financial Officer.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COINSTAR, INC.
	By:	/s/ DONALD R. RENCH
Date: November 5, 2009		Donald R. Rench
General Counsel and Corporate Secretary

3